EXHIBIT 10.73

FIRST AMENDMENT TO
LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT ("Amendment") is made and entered into as of the 22nd day of September, 2008 between En Pointe Technologies Sales, Inc., a Delaware corporation ("Seller"), and Allied Digital Services Limited, an Indian limited company ("Buyer").

RECITALS

A.           Seller and Buyer, have entered into that certain LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT dated as of July 9, 2008 ("Agreement"), pursuant to which Seller has agreed to sell to Buyer and Buyer has agreed to buy from Seller on the terms and conditions set forth therein, certain interests in En Pointe Global Services, LLC, a Delaware limited liability company (the "Company"),  as more particularly described therein.

B.           Seller and Buyer now desire to modify and amend the Agreement in the manner set forth herein.

Now, therefore, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, including but not limited to the payment to Seller to be made pursuant hereto, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

AMENDMENT

1. The definition of the term "Cash Earnout Amount" set forth in Paragraph 1.9 of the Agreement is hereby deleted in its entirety and the following inserted in place thereof:

"1.9	Installment Amount. Two Million Dollars ($2,000,000) due on or before December 15, 2008, with interest accruing thereon at the rate of 5% per annum from September 23, 2008, forward until paid."

2.           Paragraph 2.2 of the Agreement, "Purchase Price and Payment" is hereby deleted in its entirety and the following inserted in place thereof:

"Purchase Price and Payment. Subject to the adjustment provisions set forth below in this Section 2, elsewhere in the Agreement and in the Escrow Agreement, the consideration for the transactions contemplated by this Agreement (the "Purchase Price") shall be (i) the Cash Consideration, (ii) the Installment Amount and (iii) either the Seller Earnout Shares or the Alternative Cash Earnout Amount. The payment of the Cash Consideration, as adjusted pursuant to the terms of this Section 2, shall be made via wire transfer of immediately available funds from Buyer to an account specified by Seller within 12 days from date of signing of this agreement. Upon receipt of funds Seller shall within 3 days issue 27587 series A units to the buyer. The Buyer and Seller acknowledge and intend that the Purchase Price shall be the entire consideration to be paid to Seller in connection with the sale of the Series A Units and that Seller shall not be entitled to any other monetary or non-monetary consideration, notwithstanding any assets, working capital, or cash held by the Company at Closing and otherwise available for distribution or any changes in the business of the Company."

2. Counterparts; Interpretation.  This Amendment may be signed in counterparts and may be delivered by facsimile, and each counterpart and facsimile will be considered an original, but all of which, when taken together, will constitute one instrument.  This Amendment shall be interpreted to give each of the provisions their plain meaning.  The Recitals are incorporated into this Amendment.  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

3. Governing Law. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

4. Status of Agreement.  Except as set forth in this Amendment, the terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the date written above.
"Buyer" Allied Digital Services Limited, an Indian limited company By: /s/ Nitin Shah Name: Nitin Shah Title: Chairman & Managing Director	"Seller" En Pointe Technologies Sales, Inc., a Delaware corporation By: /s/ Attiazaz ("Bob") Din Name: Attiazaz ("Bob") Din Its: Chief Executive Officer